Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

WMS INDUSTRIES THIRD QUARTER
DILUTED EARNINGS PER SHARE RISE 24% TO $0.26

- June 2006 Quarter Revenue Guidance of $122 to $127 Million Driven
By Expectations for Higher New Unit Sales and Ramp Up in
POWERBALL® and Other Participation Installations -

- Enters into New Long-Term $100 Million Credit Facility -

Waukegan, Illinois, May 2, 2006 - WMS Industries Inc. (NYSE:WMS) today reported net income of $9.2 million, or $0.26 per diluted share, inclusive of a $0.04 per diluted share charge for share-based payments under SFAS No. 123R, for the fiscal third quarter ended March 31, 2006. This compares to net income of $7.2 million, or $0.21 per diluted share, in the March 2005 quarter which included a $0.02 per diluted share charge for share-based payments under previous accounting rules. The 24% increase in the fiscal third quarter diluted earnings per share reflects a year-over-year improvement in gross profit, management’s ongoing focus on operating cost controls and a lower quarterly tax rate compared to the prior year period, partially offset by $0.9 million of higher after-tax share-based payment expense. For the nine months ended March 31, 2006 diluted earnings per share increased 61% over the comparable prior year period.

Reflecting continued growth in operating results driven by the successful commercialization of the Company's full line of slot products, WMS’ cash flow from operations for the three and nine month periods ended March 31, 2006 improved significantly compared to the same periods in fiscal 2005. Cash flow provided by operations was $29 million and $67 million for the three and nine month periods ended March 31, 2006, respectively, compared to cash used in operations of $10 million and $33 million for the three and nine month periods ended March 31, 2005, respectively.

WMS also announced that it recently entered into a new multi-year revolving credit agreement that provides for $100 million of unsecured borrowing through December 31, 2009 and includes the potential to expand the line up to $125 million. The new credit agreement replaces the Company’s $50 million revolving credit facility, which required annual renewals. The new arrangement is led by JP Morgan Bank Chase, N.A. and also includes Bank of America, N.A. and LaSalle Bank National Association.

-more-

WMS Industries, 5/2/06	page 2

Fiscal 2006 Third Quarter Financial Review
The following table summarizes the key components related to revenue generation in the three and nine month periods ended March 31, 2006 and 2005 (in millions, except unit and average revenue per day data):
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Product Sales Revenues
New Unit Sales Revenue	$62.0	$66.3	$185.3	$165.4
Parts, Used Games, Conversions and OEM Revenues	11.0	10.2	36.0	33.9
Total Product Sales Revenues	$73.0	$76.5	$221.3	$199.3

New Units Sold	5,165	6,501	15,903	16,532
Average Sales Price Per Unit	$11,998	$10,204	$11,642	$10,006

Gaming Operations Revenues
Participation Revenue	$32.5	$22.6	$93.8	$58.5
Other Gaming Operations Revenues	5.2	8.6	13.4	19.0
Total Gaming Operations Revenues	$37.7	$31.2	$107.2	$77.5

Average Participation Installed Base	6,388	5,104	6,149	4,599
Average Casino-Owned Daily Fee Game Installed Base	817	224	769	135

Installed WAP Games at Period End	1,279	615	1,279	615
Installed LAP Games at Period End	1,230	—	1,230	—
Installed Stand-Alone Games at Period End	4,075	5,011	4,075	5,011
Total Installed Participation Base at Period End	6,584	5,626	6,584	5,626
Average Revenue Per Day Per Participation Machine	$56.59	$49.35	$55.70	$46.47
Installed Casino-Owned Daily Fee Games at Period End	776	357	776	357

-more-

WMS Industries, 5/2/06	page 3

Total revenues for the three months ended March 31, 2006 increased 3%, or $3.0 million, to $110.7 million compared to the same period in fiscal 2005. The year-over-year improvement reflects:
•
For product sales revenue, an 18% increase in the average selling price of new gaming units to $11,998 reflecting increased sales of premium priced product offerings, and an increase in used games revenues of $2.1 million. These increases were more than offset by a decrease in new unit shipments to 5,165 units due to the impact of casinos that closed following last summer’s Gulf Coast hurricanes and the absence of shipments to Russia (compared to 839 new unit shipments to Russia in last year’s March quarter) as a result of continued legislative transition. In addition, WMS experienced a year-over-year decrease in CPU-NXT® upgrade conversion revenues.

•
Gaming operations participation revenue increase for the three months ended March 31, 2006 of 44%, or $9.9 million, primarily reflecting a 25% increase in the average installed base of participation games compared to the March 2005 quarter, to a record 6,388, units and a 15% increase in the average revenue per day from participation games to $56.59, compared to the March 2005 quarter.

New units sold in the March 2006 quarter included 160 premium-priced dual screen units and 32% of the total third quarter new unit shipments were to non-North American customers. WMS also shipped 1,407 conversion kits in the March 2006 quarter compared to 1,910 conversion kits in the March 2005 quarter. WMS shipped over 2,100 used games, primarily “as-is” units, in the March 2006 quarter compared to 760 used games in the March 2005 quarter.

For the March 2006 quarter, the average revenue per day for participation games increased 15%, or $7.24 per day, to $56.59 compared to the prior year period, reflecting a greater percentage of higher earning wide-area progressive (“WAP”) and local-area progressive (“LAP”) gaming machines in the installed base. In aggregate, WAP and LAP gaming machines represented approximately 38%, or 2,509 units, of the Company's total participation installed base at March 31, 2006, up from approximately 11% of the installed base at March 31, 2005. At March 31, 2006 the LAP product consisted of 1,230 Jackpot Party® Progressive™ gaming machines, compared to none at March 31, 2005. Reflecting the commercial launch of POWERBALL gaming machines near the end of the quarter, the overall WAP installed base grew 108% to 1,279 units at March 31, 2006, including 183 POWERBALL units. With strong demand driving the continued POWERBALL gaming machine rollout, over 400 units were installed at April 30, 2006 and the Company expects to end the June quarter with over 800 POWERBALL units installed. The high earning’s performance of our casino-owned daily fee games led to a 117% year-over-year increase in the installed base of these games to 776 units at March 31, 2006, from 357 units at March 31, 2005.

Total gross profit, as used herein excluding depreciation expense, increased 12%, or $6.7 million, to $61.0 million for the March 2006 quarter from $54.3 million in the March 2005 quarter. The gross margin on product sales revenues was 43.0%, inclusive of $0.1 million of share-based payment expense for the March 2006 quarter, compared to 39.3% for the March 2005 quarter. This improvement reflects the benefit of a higher average sales price and improved margins on new unit sales, partially offset by much higher sales of low-margin used games and lower sales of high margin conversion kits. The higher mix of used games revenues in overall product sales revenues impacted product sales gross margin by 1.3%. Gross margin from gaming operations was 78.5% and 77.6% for the March 2006 and 2005 quarters, respectively. Gaming operations gross margin for the March 2006 quarter reflects the benefit of an installed base of over 1,200 Jackpot Party Progressive units which, as a WMS brand, incurs no royalty expense, partially offset by the impact of a greater mix of lower-margin WAP games and a lower amount of high-margin royalties earned from licensees.

-more-

WMS Industries, 5/2/06	page 4

Research and development expenses, inclusive of $0.6 million and $0.2 million of share-based payment expense in the March 2006 and 2005 quarters, respectively, decreased $0.4 million, or 3%, to $12.5 million compared to $12.9 million in the prior year period. The year-over-year decrease in research and development expenses is due to lower platform approval costs, lower headcount as a result of the February 2005 reduction in force and the May 2005 realignment of the research and development organization, partially offset by ongoing costs for technology development, higher regulatory approval costs for a greater number of new game themes and higher share-based payment expense due the adoption of SFAS No. 123R.

Selling and administrative expenses increased $1.9 million, or 9%, to $22.5 million in the March 2006 quarter compared to $20.6 million in the March 2005 quarter, inclusive of $2.0 million and $0.9 million of share-based payment expense in the third fiscal quarter of 2006 and 2005, respectively. Selling and administrative expenses were 20.3% and 19.1% of total revenues for the March 2006 and 2005 quarters, respectively, while share-based payment expense included in selling and administrative expenses represented 1.8% and 0.8% of total revenues in the third fiscal quarter of 2006 and 2005, respectively.

The March 2006 quarter depreciation and amortization expense increased $2.6 million to $13.5 million from the prior year quarter as investment in new participation gaming machines in Bluebird® cabinets and top box conversions for gaming operations has been at higher levels for the past six quarters. The Company invested $15.5 million in gaming operations machines and top boxes in the three months ended March 31, 2006.

Operating income in the fiscal 2006 third quarter was $12.5 million, inclusive of $2.6 million of share-based payment expense, compared to operating income of $9.9 million, inclusive of $1.1 million of share-based payment expense, in the fiscal 2005 third quarter. The improved March 2006 quarter operating income resulted from a $6.7 million increase in gross profit and a $0.4 million decline in research and development expenses, partially offset by a $1.9 million increase in selling and administrative expenses, and a $2.6 million increase in depreciation and amortization expense.

The Company’s estimated annual effective tax rate for fiscal 2006 declined to 32% due to higher anticipated tax credits, resulting in an effective rate of 25% for the March 2006 quarter. WMS has now utilized all of its U.S. net operating loss carry forwards and paid approximately $7.7 million in estimated federal, state and local taxes during the March 2006 quarter.

-more-

WMS Industries, 5/2/06	page 5

WMS adopted SFAS No. 123R for share-based payments effective July 1, 2005 using the modified prospective method. The aggregate impact of share-based payment expense was $2.6 million pre-tax, or after-tax $0.04 per diluted share, in the March 2006 quarter, including $1.8 million pre-tax related to the required adoption of SFAS No. 123R, compared to $1.1 million pre-tax, or after-tax $0.02 per diluted share in the March 2005 quarter. Adoption of SFAS No. 123R also impacted the consolidated balance sheet as $11.5 million of Unearned Restricted Stock at June 30, 2005 was reclassified to Additional Paid-in Capital on July 1, 2005.

Financial Guidance
WMS today initiated revenue guidance of $122 to $127 million for the June 2006 quarter and modified the fiscal 2006 revenue guidance range to $450 to $455 million based on updated underlying metrics. Fiscal 2006 revenue guidance now reflects the expectation that WMS will not sell any units to the Russian market in the second half of fiscal 2006 due to on-going changes in Russian gaming regulations, where previously the Company estimated it would sell approximately 1,000 new units during this period. The revised guidance also reflects an increase of $500 in the average selling price per unit due to the favorable pricing trends the Company has continued to achieve. Fiscal 2006 revenue guidance reflects current open orders for over 10,000 new Bluebird gaming devices and CPU-NXT conversion kits and over 1,800 new gaming operations gaming machines and game theme conversions.

The fiscal 2006 guidance is summarized in the following table:

	Updated Fiscal Year 2006 Guidance	Prior Fiscal Year 2006 Guidance	Fiscal Year 2005 Actual

Total Revenues (in millions)	$450 to 455	$455 to 470	$388

New Units Shipments	21,500 to 22,500	22,500 to 24,000	22,784

Average Sales Price Per Unit	$11,750+	$11,250+	$10,250

Installed Participation Base at Period End	7,200 - 7,300	7,200 - 7,300	5,920

Revenue Per Day Per Participation Machine	$56 to 59	$56 to 59	$48.69

Installed Casino-Owned Daily Fee Games at Period End	800 to 900	900 to 1,000	619

Brian Gamache, President and Chief Executive Officer of WMS Industries, commented on the positive financial trends, “Our improving financial results are being driven by the widespread customer acceptance of our products, as evidenced by our industry leading average selling prices, the solid pace of open orders for sale and participation gaming machines and the growing mix of wide-area and local-area progressive gaming machines which now comprise 38% of our participation installed base. In addition, through the expansion of our higher margin gaming operations business, which generated 34% of the March quarter total revenues, improving product sales and gaming operations gross margins, and our management of research and development and selling and administrative expenses, we delivered significant year-over-year financial growth including meaningful improvements in cash flow from operations which totaled $29 million in the March quarter.

-more-

WMS Industries, 5/2/06	page 6

“Our revenues for the March quarter were lower than our guidance as manufacturers’ sales to the Russian market remain stalled pending the resolution of certain legislative measures and gaming regulatory transition,” stated Gamache. “Our anticipated full fiscal year revenue growth of $62 to $67 million is particularly impressive in spite of the loss of an estimated $40 to $45 million of revenues from the important Gulf Coast casino and Russian markets. We believe fiscal 2007 will begin to see a rebound of revenues from these two critical markets.

“The installed base of POWERBALL-branded gaming machines continues to expand and at the same time, revenue per day from these games has performed over 25% above the initial performance of our prior wide-area progressive links,” continued Gamache. “Both the mechanical reel and video versions of the games are performing well. Nearly all of the over 400 POWERBALL placements to date represent incremental participation footprint for WMS and we have open orders for over 600 additional units as of April 30, 2006. We began the aggressive launch and installation of this product in Nevada in late March and on the Native American Link in late April and, as a result, we expect to end the June quarter with over 800 POWERBALL units installed. With this strong performance and the fact that we typically realize higher revenue per day in the June quarter, we expect our average revenue per day to increase to $61 to $63 in the fiscal 2006 fourth quarter.”

Gamache concluded, “With the success we are achieving with our expanded product line, WMS will report solid fiscal year-over-year gains in operating results and is poised to generate further growth and operating leverage in the periods ahead. We believe our fiscal 2007 growth opportunities are unique among our peer set. Exciting new products and consistency in high earning, premium priced products are expected to contribute to WMS’ ability to garner a greater share of the capital allocated to gaming equipment. With our new long-term revolving credit facility in place, we have greater access to capital to support our growth prospects. By continuing to invest our research and development dollars wisely, we intend to offer customers a broad array of high earning, premium-priced products that we expect will increase our bottom line profits and accelerate free cash flow growth. With the continued execution on our business plan we expect to generate attractive returns for shareholders for the remainder of fiscal 2006 and for years to come.”

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Tuesday, May 2, 2006. The conference call numbers are 212/676-4900 or 415/537-1813. To access the live call on the Internet, log on to www.wmsgaming.com (select “Company Info,” then “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wmsgaming.com.

-more-

WMS Industries, 5/2/06	page 7

POWERBALL is a trademark of the Multi-State Lottery Association.
Bluebird, CPU-NXT, Jackpot Party and Jackpot Party Progressive are trademarks or registered trademarks of WMS Gaming Inc. All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “seek,” “believe,” “estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a software anomaly or fraudulent manipulation of our gaming machines and software, (6) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (7) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2005 and our more recent reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs. More information on WMS can be found at www.wmsgaming.com.

-financial tables follow-

WMS Industries, 5/2/06	page 8

WMS INDUSTRIES INC.
Consolidated Statements of Income
For the Three and Nine Months Ended March 31, 2006 and 2005
(in millions of U.S. dollars and millions of shares, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
REVENUES:
Product Sales	$73.0	$76.5	$221.3	$199.3
Gaming Operations	37.7	31.2	107.2	77.5
Total Revenues	110.7	107.7	328.5	276.8

COSTS AND EXPENSES:
Cost of Product Sales(1)	41.6	46.4	127.2	121.0
Cost of Gaming Operations(1)	8.1	7.0	24.6	16.6
Research and Development	12.5	12.9	36.3	38.5
Selling and Administrative	22.5	20.6	64.7	55.5
Depreciation and Amortization(1)	13.5	10.9	40.0	26.4
Total Costs and Expenses	98.2	97.8	292.8	258.0

OPERATING INCOME	12.5	9.9	35.7	18.8

Interest Expense	(1.0)	(1.0)	(3.2)	(3.0)
Interest Income and Other Income and Expense, Net	0.8	1.1	1.7	3.5
Income Before Income Taxes	12.3	10.0	34.2	19.3
Provision for Income Taxes	3.1	2.8	10.9	5.8

NET INCOME	$9.2	$7.2	$23.3	$13.5

Earnings per Share:
Basic	$0.29	$0.23	$0.74	$0.44
Diluted	$0.26	$0.21	$0.66	$0.41

Weighted-Average Common Shares:
Basic Common Stock Outstanding	31.4	30.8	31.4	30.6
Diluted Common Stock and Common Stock Equivalents	37.7	37.5	37.8	37.5

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization, which are included separately in the depreciation and amortization line item:
Cost of Product Sales	$0.6	$0.5	$1.7	$1.4
Cost of Gaming Operations	$11.3	$8.8	$33.5	$20.2

WMS Industries, 5/2/06	page 9

WMS INDUSTRIES INC.
Condensed Consolidated Balance Sheets
March 31, 2006 and June 30, 2005
(in millions of U.S. dollars)

	March 31,	June 30,
	2006	2005
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and Cash Equivalents	$49.7	$35.2
Restricted Cash	8.4	3.5
Short-term Investments	—	6.1
Total Cash and Short-term Investments	58.1	44.8

Accounts Receivable, Net	88.3	77.0
Notes Receivable, Current Portion	50.5	45.3
Inventories	86.9	104.3
Other Current Assets	34.4	39.7
Total Current Assets	318.2	311.1

NON-CURRENT ASSETS:
Gaming Operations Machines, Net	58.7	54.4
Property, Plant and Equipment, Net	57.7	53.4
Royalties, Licensed Technologies, Patents, and Trademarks	50.4	47.4
Other Assets	22.4	12.1
Total Non-current Assets	189.2	167.3
TOTAL ASSETS	$507.4	$478.4

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts Payable	$32.5	$31.4
Accrued Liabilities	34.4	37.9
Total Current Liabilities	66.9	69.3

NON-CURRENT LIABILITIES
Deferred Licensing Purchase Obligation	4.6	4.7
Deferred Income Tax Liabilities	4.2	4.2
2.75% Convertible Subordinated Notes Due 2010	115.0	115.0
Total Non-current Liabilities	123.8	123.9

STOCKHOLDERS' EQUITY
Common Stock	16.2	16.2
Additional Paid-in Capital	224.4	225.0
Retained Earnings	87.6	64.3
Unearned Restricted Stock	—	(11.5)
Accumulated Other Comprehensive Income	0.9	0.6
Treasury Stock	(12.4)	(9.4)
Total Stockholders' Equity	316.7	285.2
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$507.4	$478.4

WMS Industries, 5/2/06	page 10

WMS INDUSTRIES INC.
Condensed Consolidated Statements of Cash Flows
For the Three and Nine Months Ended March 31, 2006 and 2005
(in millions of U.S. dollars)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$9.2	$7.2	$23.3	$13.5
Adjustments to Reconcile Net Income to
Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	13.5	10.9	40.0	26.4
Deferred Income Taxes	(5.9)	2.8	1.9	5.8
Non-Cash Expenses	3.6	1.3	11.8	2.8
Increase (Decrease) from Changes in Operating Assets and Liabilities	8.7	(32.5)	(10.1)	(82.0)
Net Cash Provided by (Used in) Operating Activities	29.1	(10.3)	66.9	(33.5)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property, Plant and Equipment	(4.1)	(2.8)	(11.2)	(7.0)
Additions to Gaming Operations Machines	(15.5)	(19.7)	(42.4)	(44.0)
Investment and Advances in Royalties, Licensed Technologies, Patents, and Trademarks	(3.1)	(0.2)	(3.2)	(3.9)
Proceeds from Short-Term Investments	—	27.8	6.1	37.3
Net Cash (Used in) Provided by Investing Activities	(22.7)	5.1	(50.7)	(17.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash Received from Exercise of Common Stock Options	1.7	1.8	2.7	8.6
Tax Benefit from Exercise of Stock Options	0.5	0.8	0.6	3.5
Purchase of Treasury Stock	(2.3)	—	(5.3)	—
Net Cash (Used in) Provided by Financing Activities	(0.1)	2.6	(2.0)	12.1
Effect Of Exchange Rates On Cash	0.2	(0.7)	0.3	0.2
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6.5	(3.3)	14.5	(38.8)
CASH AND CASH EQUIVALENTS, beginning of period	43.2	24.4	35.2	59.9
CASH AND CASH EQUIVALENTS, end of period	$49.7	$21.1	$49.7	$21.1

WMS Industries, 5/2/06	page 11

WMS INDUSTRIES INC.
Supplemental Data
(in millions of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Supplemental Data -
Reconciliation of Earnings Per Share:
Net Income	$9.2	$7.2	$23.3	$13.5
After Tax Interest Expense and Amortization of
Issuance Cost on Convertible Subordinated Debentures	0.5	0.6	1.7	1.8
Diluted Earnings (Numerator)	$9.7	$7.8	$25.0	$15.3

Basic Weighted Average Common Shares Outstanding	31.4	30.8	31.4	30.6
Dilutive Effect of Stock Options	0.5	0.8	0.6	1.0
Dilutive Effect of Restricted Common Stock	—	0.1	—	0.1
Dilutive Effect of Convertible Subordinated Debentures	5.8	5.8	5.8	5.8
Diluted Common Stock and Common Stock
Equivalents (Denominator)	37.7	37.5	37.8	37.5

Basic Net Income Per Share of Common Stock	$0.29	$0.23	$0.74	$0.44
Diluted Net Income Per Share of Common Stock and
Common Stock Equivalents	$0.26	$0.21	$0.66	$0.41

# # #